UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

June 12, 2015

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388	45-2808694
(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 12, 2015, we filed a Certificate of Designation designating the rights and restrictions of 1,000,000 shares of our Super Voting Preferred Stock, par value $0.001 per share, pursuant to resolutions approved by our Board of Directors on June 11, 2015.

The holders of our Super Voting Preferred Stock are entitled to vote together with the holders of our common stock, as a single class, upon all matters submitted to holders of our common stock for a vote. Each share of Super Voting Preferred Stock is entitled to a number of votes equal to the number of shares of our common stock into which it is convertible at the applicable record date. Each share of our Super Voting Preferred Stock will immediately and automatically convert into 1,000 shares (subject to adjustment for splits, dividends and similar transaction) of our common stock at such time that we file, at such time as determined by our board of directors, an amendment to our articles of incorporation effecting a reverse stock split of our common stock or effecting an increase in the authorized shares of our common stock, in each case so that we have a sufficient number of authorized and unissued shares of our common stock to permit the conversion of all outstanding shares of our Super Voting Preferred Stock into our common stock.

In the event of any liquidation, dissolution or winding up of our company, the assets available for distribution to our stockholders will be distributed among the holders of our Super Voting Preferred Stock and the holders of our common stock, pro rata, on an as-converted-to-common-stock basis. The holders of our Super Voting Preferred Stock are entitled to dividends in the event that we pay cash or other dividends in property to holders of outstanding shares of our common stock, which dividends would be made pro rata, on an as-converted-to-common-stock basis.

On June 16, 2015, in order to make available additional shares of our common stock to facilitate the conversion of outstanding debt, we issued to Steve Saleen, our Chief Executive Officer and President, 82,133.875 shares of our Super Voting Preferred Stock in exchange for 82,133,875 shares of our common stock held by Mr. Saleen. The exchange transaction was exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

On June 16, 2015, we issued 220,000 shares of our Super Voting Preferred Stock to Mr. Saleen in satisfaction of $220,000 of debt owed to Mr. Saleen. The per share price of our Super Voting Preferred Stock issued to Mr. Saleen was based on the conversion ratio of our Super Voting Preferred Stock into 1,000 shares of our common stock, multiplied by the per share closing price ($0.001) of our common stock as of June 11, 2015, the date the issuance was approved by our Board of Directors. We issued the aforementioned shares in a private placement, exempt from the registration requirements of the Securities Act of 1993, as amended, to Mr. Saleen, an accredited investor.

Except for the transactions above and any previously disclosed transactions with Mr. Saleen, none of our company nor its subsidiaries had any material relationship with Mr. Saleen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: June 18, 2015	By:	/s/ Steven Saleen
Steven Saleen
Chief Executive Officer